N E W S    R E L E A S E

FOR IMMEDIATE RELEASE April 27, 2004 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518

BANKUNITED ANNOUNCES RECORD NET INCOME

UP 25% FROM SECOND QUARTER LAST YEAR

2nd Quarter 2004 Highlights:

•	Record net income of $12.0 million, up 25% over the second quarter last year

•	Total deposits of $3.4 billion, up 12% from March 31, 2003

•	Core deposits of $1.6 billion, up 24% from March 31, 2003

•	Commercial and commercial real estate loan production of $229 million, up 157% over the second quarter last year

•	Total loan portfolio of $4.6 billion, up 23% from March 31, 2003, and up $381 million from December 31, 2003

•	$120 million raised in successful private offering of convertible senior notes

•	Market capitalization of $889 million, up 97% from March 31, 2003

•	Total assets of $7.7 billion, up 16 % from March 31, 2003

CORAL GABLES, Fla., April 27, 2004 – BankUnited Financial Corporation (Nasdaq: BKUNA), parent of BankUnited, FSB, today reported record net income for the quarter ended March 31, 2004.

Net income for the quarter was $12.0 million, up 25% over $9.6 million for the same quarter last year. Basic and diluted earnings were $0.40 and $0.37 per share, respectively, for the quarter, up from $0.37 and $0.35 per share, respectively, for the same quarter last year. Earnings per share for the second quarter of fiscal 2004 include the dilutive effect of 3,936,500 shares of Class A Common Stock issued in the Company’s May 2003 secondary public offering.

“This marks our 13th consecutive quarter of increased earnings,” said Alfred Camner, BankUnited’s Chairman and Chief Executive Officer. “We are particularly pleased that our earnings growth is fueled by strong performance in our core business areas. The continued success of our micro-market neighborhood banking strategy is yielding the desired results, as evidenced by the strong growth in our core deposits during this past quarter. Our ongoing efforts to place greater emphasis on establishing and deepening relationships have produced strong growth in middle-market commercial loan and depository relationships. The momentum of our commercial real estate initiatives continues to build, and our small business lending initiatives are performing above expectations.

(more)

The long-term value of our back-to-basics strategies has been well received by the investor community and our market capitalization increased to $889 million at March 31, 2004, up 97% over the same time last year,” stated Camner.

Ramiro Ortiz, BankUnited’s President and Chief Operating Officer, added, “We are proud of our results and encouraged that the growth in lending activities has been achieved at the same time that our non-performing assets as a percentage of total assets declined. This ratio stood at 0.33% this quarter end, a key indicator of credit quality that compares favorably in the industry. Our micro-market neighborhood banking strategy has also begun to pay dividends in the area of non-interest income, and this quarter we have again seen a marked improvement in the fees generated from investment services.

These results reaffirm our decision to continue our branch expansion within our existing footprint, as well as in new markets. We plan to move forward with opening five or more additional branches this calendar year, including in new markets north of Palm Beach, subject to regulatory approval.”

Loan Production and Balances

Total loan originations were $827 million this quarter, up 26% over the same quarter last year.

Residential mortgage loan originations were $496 million for the quarter, up 5% over the same quarter last year. Consumer loan production, which includes specialty consumer mortgage loans originated through branch offices, was $102 million for the quarter, up 6% over the same quarter last year. BankUnited anticipates strong mortgage loan production in the upcoming quarter given its current robust pipeline.

Commercial real estate loan production was $181 million for the quarter, up 158% over the same quarter last year. Commercial loan production was $48 million for the quarter, up 152% over the same quarter last year.

This strong production contributed to significant growth in the loan portfolio balances during the quarter. This quarter the company’s total loan portfolio grew by $381 million to $4.6 billion as of March 31, 2004. This growth included an increase in residential mortgage loan balances of $216 million, an increase in commercial loan balances of $31 million and an increase in commercial real estate loan balances of $117 million. These results reflect positively on our strategic initiatives as well as the strength of the South Florida economy.

Core Deposit Growth

Total deposits increased to $3.4 billion at March 31, 2004, up from $3.1 billion at March 31, 2003 and up from $3.3 billion at December 31, 2003. Approximately 93% of the increase in total deposits this quarter was attributable to an increase in core deposits. Core deposits, which include checking, savings and money market accounts, grew by 9% during the quarter to reach $1.6 billion, up 24% from March 31, 2003. Non-interest bearing deposits were $235 million at March 31, 2004, up 62% from March 31, 2003 and up 14% during the quarter. At March 31, 2004, core deposits made up

(more)

approximately 47% of total deposits, as compared to approximately 43% at March 31, 2003.

Net Interest Margin

The net interest margin improved this quarter to 1.99%, up from 1.91% for the preceding quarter, and up from 1.96% for the same quarter last year. This improvement resulted from decreased levels of mortgage loan pre-payments, deposits repricing at lower rates and reduced debt expense. Although BankUnited’s margin benefited from overall lower levels of pre-payments this quarter, pre-payments increased at the end of the quarter when mortgage rates dipped, and this could adversely affect BankUnited’s margin in the upcoming quarter. Efforts to increase the net interest margin are ongoing.

Non-Interest Income

Total non-interest income was $5.1 million for the quarter, up 3% from the same quarter last year, excluding a $1.1 million life insurance benefit received in the same quarter last year.

Fee income, which includes loan fees, deposit fees and other fees excluding loan servicing fees, was $2.5 million for the quarter, up 2% over the same quarter last year.

Insurance and investment income included approximately $1.2 million from commissions on sales of investment products sold through our branch offices for the quarter, up 23% over the preceding quarter and up 80% over the same quarter last year. These promising results are consistent with BankUnited’s strategy to increase non-interest income related to sales of investment products through our consumer branch channel.

Non-interest income from the sale of assets in the form of loans and securitized loans originated for sale was $0.7 million, down from $1.9 million compared to the same quarter last year, and down from $1.2 million for the prior quarter. The decrease from the prior quarter is attributed to a decrease in mortgage loans originated for sale and a decrease in the profit margin on such sales, due to market conditions.

Non-interest income included a gain of $1.1 million from sales of investment securities and other assets during the quarter ended March 31, 2004, as compared to a loss of $36 thousand for the same quarter last year.

BankUnited’s portfolio of residential loans serviced for others was $1.1 billion at March 31, 2004. As a result of pre-payments of mortgage loans in this portfolio, BankUnited provided for the amortization of $1.1 million of servicing rights for the quarter, compared to $1.5 million for the previous quarter and $1.6 million for the same quarter last year. This amortization, offset by fees earned on these loans of $0.8 million, resulted in a net loss of $0.3 million from loan servicing fees. In addition, BankUnited recorded a $1.2 million impairment charge for the quarter based on a current valuation of its mortgage servicing assets by independent third parties.

(more)

Expenses and Efficiency Ratio

BankUnited strives to closely manage the impact of growth on expenses while continuing the company’s strategic investment in infrastructure, new banking offices, and the hiring of new talent to perform vital roles. Non-interest expense decreased $0.1 million, or 0.5%, from the same quarter last year. Non-interest expense for the quarter ended March 31, 2003 included a $1.8 million charge related to the redemption of trust preferred securities during the quarter. Without this occurrence, expenses related to normal operations for the quarter ended March 31, 2004 would have shown a 9% year over year increase due to the Company’s expansion.

The efficiency ratio was 52.9% for the quarter, down from 58.8% for the same quarter last year. Strong growth in net interest income, which increased 16% over the same quarter last year, contributed to a significant improvement in the efficiency ratio. Without the debt redemption expense or the aforementioned life insurance benefit in the quarter ended March 31, 2003, the efficiency ratio would have been 55.6%.

Asset Quality

Non-performing assets as a percentage of total assets improved to 0.33% at March 31, 2004, from 0.41% at December 31, 2003, and was also down from 0.64% at March 31, 2003. The allowance for loan losses as a percentage of total non-performing loans increased to 103% at March 31, 2004 compared to 58% at March 31, 2003. The net annualized charge-off ratio for the quarter remained at 0.05% from the preceding quarter. BankUnited’s provision for loan losses increased to $1.2 million for the quarter ended March 31, 2004 as compared to $1.0 million for the preceding quarter.

The allowance for loan losses as a percentage of total loans was 0.48% as of March 31, 2004, compared to 0.53% as of March 31, 2003. The current level is relatively low as compared to the banking industry in general, but management believes the current allowance to be prudent given the composition of BankUnited’s loan portfolio, which is more than 90% secured by real estate.

Capital Ratios and Book Value

BankUnited strives to maintain its strong capital position in excess of regulatory requirements. Core and total risk-based capital ratios for the Bank were 7.2% and 15.5%, respectively, at March 31, 2004.

Book value per common share was $15.77 as of March 31, 2004, up from $14.23 at March 31, 2003.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited FSB, which, with over $7.7 billion in assets, is the largest banking institution headquartered in Florida. Offering a full array of consumer and commercial banking products and services, BankUnited operates 46 banking offices throughout Miami-Dade, Broward, Palm Beach and Collier Counties. BankUnited can be accessed on the Internet at

(more)

www.buexpress.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

A conference call will be held on Tuesday, April 27, 2004, at 2:00 p.m. EDT, with Chairman and Chief Executive Officer, Alfred R. Camner, President and Chief Operating Officer, Ramiro Ortiz, and Chief Financial Officer, Bert Lopez, to discuss the earnings for the quarter and fiscal year.

The toll-free dial-in number for the 2:00 p.m. EDT conference call is: 1-800-915-4836. The call leader is Alfred R. Camner and the name of the call is “BankUnited.” A replay of the call will be available from 4:00 p.m. EDT on April 27, 2004, through 11:59 p.m. EDT on May 4, 2004, by calling toll-free: (domestic) 1-800-428-6051, (International/toll) 973-709-2089. The pass code for the reply is: 350220.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, fiscal and monetary policies, war and terrorism, changes in interest rates, deposit flows, loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines, changes in legislation or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

# # #

(more)

BankUnited Financial Corporation

Quarter Ended March 31, 2004 Earnings Release

	For the Three Months Ended			For the Six Months Ended
	March 31,	December 31,	March 31,	March 31,
Operations Data:	2004	2003	2003	2004	2003
	(dollars and shares in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$55,095	$54,361	$58,421	$109,456	$119,634
Interest on mortgage-backed securities	20,189	19,797	19,296	39,986	32,967
Interest on short-term investments	123	92	110	215	227
Interest and dividends on long-term investments and other interest-earning assets	4,932	4,523	3,463	9,383	6,722

Total interest income	80,339	78,773	81,290	159,040	159,550
Interest expense:
Interest on deposits	17,902	18,270	21,112	36,172	43,756
Interest on borrowings	25,151	26,000	24,754	51,151	47,886
Interest on trust preferred securities and subordinated debentures	2,322	2,424	5,259	4,674	10,135

Total interest expense	45,375	46,694	51,125	91,997	101,777

Net interest income	34,964	32,079	30,165	67,043	57,773
Provision for loan losses	1,200	975	1,250	2,175	2,550

Net interest income after provision for loan losses	33,764	31,104	28,915	64,868	55,223
Other income:
Loan servicing fees, net of amortization	(317)	(773)	(1,090)	(1,090)	(1,882)
Impairment of mortgage servicing rights	(1,200)	—	—	(1,200)	—
Loan fees	994	939	1,146	1,933	2,190
Deposit fees	1,044	1,119	991	2,163	2,020
Other fees	459	480	312	939	604
Gain on sales of loans, securities, and other assets (1)	1,861	1,157	1,860	3,018	4,523
Insurance and investment income	1,184	942	626	2,126	1,320
Other income	1,084	1,198	2,212	2,282	3,022

Total other income	5,109	5,062	6,057	10,171	11,797
Other expense:
Employee compensation	10,004	10,061	9,708	20,065	18,369
Occupancy and equipment	4,332	3,704	3,005	8,036	5,953
Insurance and professional fees	1,394	1,677	1,489	3,071	2,916
Telecommunications and data processing	1,409	1,384	1,209	2,793	2,419
Loan servicing expense	131	156	362	287	847
Advertising and promotion expense	1,287	1,151	1,256	2,438	2,443
Other operating expenses	2,645	980	4,282	3,625	6,599

Total other expense	21,202	19,113	21,311	40,315	39,546

Income before income taxes	17,671	17,053	13,661	34,724	27,474
Provision for income taxes	5,633	5,503	4,055	11,136	9,082

Net income	$12,038	$11,550	$9,606	$23,588	$18,392

Earning Per Share Data:
Net income	$12,038	$11,550	$9,606	23,588	$18,392
Preferred stock dividends	99	81	79	180	158

Net income available to common stockholders	$11,939	$11,469	$9,527	23,408	$18,234

Basic earnings per common share:	$0.40	$0.39	$0.37	$0.79	$0.72

Weighted average common shares	29,835	29,686	25,539	29,760	25,398

Diluted earnings per common share:	$0.37	$0.36	$0.35	$0.72	$0.67

Weighted average diluted common shares	32,683	32,238	27,710	32,553	27,572

	For the Three Months Ended			For the Six Months Ended
(1) Consists of the following:	March 31,	December 31,	March 31,	March 31,	March 31,
	2004	2003	2003	2004	2003
Gain on sales of loans and securitizations	$746	$1,181	$1,896	$1,928	$3,129
(Loss) gain on sales of investments and other assets	$1,115	$(24)	$(36)	$1,090	$1,394

(continued on next page)

BankUnited Financial Corporation

Quarter Ended March 31, 2004 Earnings Release (continued)

	As of March 31,
Selected Balance Sheet Data:	2004	2003
	(In thousands)
Asset Data:
Total assets	$7,650,003	$6,610,146
Cash and cash equivalents	$45,077	$87,663
Investment securities	$339,506	$211,635
Mortgage-backed securities	$2,226,105	$1,967,638
Loans:
Residential loans	$3,727,975	$3,122,413
Commercial and commercial real estate loans	678,241	489,594
Consumer loans (1)	148,807	105,936
Unearned discounts, premiums and loan fees	44,883	33,499
Allowance for loan losses	(22,665)	(21,662)

Loans receivable, net (excluding loans held for sale)	$4,577,241	$3,729,780

Loans held for sale	$123,590	$323,568
FHLB Stock	$130,716	$100,118

Liability Data:
Total liabilities	$7,171,927	$6,240,560
Deposits:
Non-interest bearing deposits	$235,346	$145,309
Interest bearing checking and money market deposits	376,191	449,419
Savings	1,005,806	713,422

Total core deposits	1,617,343	1,308,150
Certificates of deposit	1,808,901	1,764,062

Total deposits	$3,426,244	$3,072,212

Borrowings (2)	$3,352,886	$2,742,032
Convertible debt	$120,000	$—
Trust preferred securities and subordinated debentures	$165,544	$260,463

Equity Data:
Total stockholders’ equity	$478,076	$369,586
Preferred equity	$5,857	$5,345

AVERAGE BALANCE SHEET DATA (Three months ended)
Loans, net (3)	$4,487,520	$4,013,507
Investment securities	$327,668	$202,344
Mortgage-backed securities	$2,111,979	$1,793,259
Interest-earning assets	$7,047,261	$6,082,107
Assets	$7,297,054	$6,368,959
Interest bearing deposits	$3,112,017	$2,941,220
Non-interest-bearing deposits	$206,864	$130,030
Borrowings (2)	$3,241,729	$2,580,855
Convertible debt	$43,516	$—
Trust preferred securities and subordinated debentures	$164,900	$289,142
Interest-bearing liabilities	$6,562,162	$5,811,217
Liabilities	$6,834,710	$6,008,584
Stockholders’ equity	$462,343	$360,375

(1)	Excludes consumer mortgage products which are included in Residential Loans.
(2)	Includes FHLB advances, repurchase agreements, and senior notes.
(3)	Includes loans held for sale.

(continued on next page)

BankUnited Financial Corporation

Quarter Ended March 31, 2004 Earnings Release (continued)

	For the Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003

Selected Data:
Quarterly Performance Data:
Return on average tangible common equity	11.16%	11.16%	11.66%
Return on average assets	0.66%	0.66%	0.60%
Yield on interest-earning assets	4.55%	4.61%	5.32%
Cost of interest-bearing liabilities	2.67%	2.83%	3.46%
Net interest yield on earning assets (margin)	1.99%	1.91%	1.96%
Net interest spread	1.88%	1.78%	1.86%
Efficiency Ratio	52.91%	51.46%	58.83%

	For the Six Months Ended March 31,
	2004	2003
Year to Date Performance Data:
Return on average tangible common equity	11.16%	11.39%
Return on average assets	0.66%	0.61%
Yield on interest-earning assets	4.58%	5.49%
Cost of interest-bearing liabilities	2.75%	3.61%
Net interest yield on earning assets (margin)	1.95%	2.00%
Net interest spread	1.83%	1.88%
Efficiency Ratio	52.21%	56.84%

	As of March 31,
	2004	2003
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$15.77	$14.23
Closing price of Class A Common Stock	$29.70	$17.65
Common shares outstanding	29,936	25,574
Average equity to average assets (3 mos.)	6.34%	5.79%

Capital Ratios:
Tangible capital ratio (1)	7.2%	7.5%
Tier 1 core capital ratio (1)	7.2%	7.5%
Total risk-based capital ratio (1)	15.5%	16.9%

Non-Performing Assets:
Non-accrual loans	$21,645	$36,931
Restructured loans	371	311
Loans 90 day past due and still accruing	52	—

Total non-performing loans	22,068	37,242

Non-accrual tax certificates	212	568
Real estate owned	2,975	4,765

Total non-performing assets	$25,255	$42,575

Allowance for losses on tax certificates	208	606
Allowance for loan losses	22,665	21,662

Total allowance	$22,873	$22,268

Non-performing assets to total assets	0.33%	0.64%
Non-performing loans to total loans	0.47%	0.91%
Allowance for loan losses as a percentage of total loans	0.48%	0.53%
Allowance for loan losses as a percentage of non-performing loans	102.71%	58.17%
Net charge-offs for the three months ended March 31,	$660	$441
Net annualized year-to-date charge-offs as a percentage of average total loans	0.05%	0.06%

(1)	Capital ratios are for BankUnited FSB only.